Potlatch Corporation
601 West First Ave., Suite 1600
Spokane, WA 99201
509.835.1500
www.potlatchcorp.com
News Release
For immediate release
Contact:

(Investors)	(Media)
Jerry Richards	Mark Benson
509-835-1521	509-835-1513

Potlatch Names Linda M. Breard to Board of Directors

SPOKANE, Wash.-September 11, 2015-Potlatch Corporation (NASDAQ: PCH) today announced the election of Linda M. Breard, 46, to Potlatch’s Board of Directors effective October 1, 2015.

Ms. Breard, a CPA, is currently Chief Financial Officer of Quantum Corporation (NYSE:QTM), a leading data storage company with customers in over 100 countries. Ms. Breard also serves as Senior Vice President of Finance, IT, Facilities, Human Resources and Corporate Communications. Ms. Breard joined Quantum in 2006 when it acquired Advanced Digital Information Corp., where she was Vice President of Global Accounting and Finance.

“Linda Breard brings a wealth of knowledge and experience in accounting, finance, and capital markets to the Potlatch Board,” said Chairman and CEO Michael J. Covey. “We are pleased to welcome her to our board.”

Ms. Breard holds a B.A. in Business Administration from the University of Washington.

ABOUT POTLATCH
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.
.
###